Opportunity Trust
Special Meeting of
Shareholders


A Special Meeting of
Shareholders of the Fund
was held on October 30,
2002, at which the
following actions were
taken:

Proposal 1:  To elect a
Board of Directors:

	Affirmative	Withheld
	John F. Curley, Jr.		92,570	4,240
	Mark R. Fetting		92,579	4,231
	Richard G. Gilmore		92,365	4,445
	Arnold L. Lehman		92,346	4,464
	Robin J.W. Masters		92,454	4,356
	Jill E. McGovern		92,512	4,298
	Arthur S. Mehlman		92,462	4,348
	Jennifer W. Murphy		92,582	4,228
	G. Peter O'Brien		92,593	4,216
	S. Ford Rowan		92,605	4,205

Proposal 2a:  To modify
the fundamental investment
restriction on borrowing
money:

	Affirmative		89,384
	Against		3,630
	Abstain		3,655
	Broker non-votes		141

Proposal 2b:  To modify
the fundamental investment
restriction on underwriting
securities:

	Affirmative		89,466
	Against		3,551
	Abstain		3,652
	Broker non-votes		141

Proposal 2c:  To modify
the fundamental investment
restriction on lending:

	Affirmative		89,356
	Against		3,657
	Abstain		3,656
	Broker non-votes		141

Proposal 2d:  To modify
the fundamental investment
restriction on issuing
senior securities:

	Affirmative		89,439
	Against		3,574
	Abstain		3,656
	Broker non-votes		141

Proposal 2e:  To modify
the fundamental investment
restriction on real estate
investments:

	Affirmative		89,475
	Against		3,538
	Abstain		3,656
	Broker non-votes		141

Proposal 2f:  To modify
the investment restriction
on investing in
commodities:

	Affirmative		89,280
	Against		3,730
	Abstain		3,659
	Broker non-votes		141

Proposal 2g:  To modify
the fundamental investment
restriction on industry
concentration:

	Affirmative		89,491
	Against		3,525
	Abstain		3,653
	Broker non-votes		141

Proposal 3:  To change
the Fund's investment
objective from fundamental
to nonfundamental:

	Affirmative		86,537
	Against		5,340
	Abstain		4,792
	Broker non-votes		141

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